Exhibit 4.1

PMV PHARMACEUTICALS, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

July 17, 2020

i

5.9	Counterparts	28
5.10	Telecopy Execution and Delivery	28
5.11	Further Assurances	29
5.12	Conflict	29
5.13	Attorneys’ Fees	29
5.14	Aggregation of Stock	29
5.15	Jury Trial	29
5.16	Amendment and Restatement of Prior Agreement	29

ii

PMV PHARMACEUTICALS, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This Amended and Restated Investors’ Rights Agreement (this “Agreement”) is dated as of July 17, 2020 and is by and among PMV Pharmaceuticals, Inc., a Delaware corporation (the “Company”), the persons and entities listed on Exhibit A (each, an “Investor” and collectively, the “Investors”) and the entities listed on Exhibit B (each, a “Licensor,” and collectively, the “Licensors”).

RECITALS

WHEREAS, the Company, certain of the Investors and the Licensors (collectively, the “Prior Investors”) are parties to that certain Amended and Restated Investors’ Rights Agreement dated as of November 12, 2019 (the “Prior Agreement”).

WHEREAS, certain of the Investors have agreed to purchase from the Company, and the Company has agreed to sell to certain of the Investors, shares of the Company’s Series D Preferred Stock (the “Series D Preferred Stock”) on the terms and conditions set forth in that certain Series D Stock Purchase Agreement dated as of the date hereof (the “Purchase Agreement”).

WHEREAS, the Company and certain of the Prior Investors who are parties to the Prior Agreement and who are holders of at least two-thirds (2/3) of the Common Stock issued or issuable upon conversion of the Preferred Stock (the “Requisite Investors”), desire to amend and restate the Prior Agreement and to accept the rights created pursuant to this Agreement in lieu of the rights granted to them under the Prior Agreement.

WHEREAS, the Prior Agreement may be amended by the Company and the Requisite Investors pursuant to Section 5.1 of the Prior Agreement.

WHEREAS, it is a condition to the closing of the sale of the Series D Preferred Stock that the parties hereto enter into and be bound by this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

SECTION 1

DEFINITIONS

1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

(a) “Affiliate” shall mean, with respect to any specified Holder, any other person or entity who directly or indirectly, controls, is controlled by or is under common control with such

Holder, including without limitation any general partner, managing member, officer or director of such Holder, or any venture capital, private equity or other investment fund now or hereafter existing which is controlled by one or more general partners (or member thereof) or managing members or investment advisers of, or shares the same management company (or stockholder or member thereof) or investment adviser with, such Holder; provided, however, that (i) each Wellington Investor shall be deemed to be an “Affiliate” of each other Wellington Investor, and (ii) an entity that is an “Affiliate” of a Wellington Investor shall not be deemed to be an “Affiliate” of any other Wellington Investor unless such entity is a Wellington Investor (and, for the avoidance of doubt, an “Affiliate” of such entity shall not be deemed an “Affiliate” of any Wellington Investor solely by virtue of being an “Affiliate” of such entity).

(b) “Amended and Restated Certificate” shall mean that certain Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on or about the date hereof, as may be amended from time to time.

(c) “Acquisition” shall mean any transaction described in Article V, Section 3(e) clause (i) or clause (ii) of the Amended and Restated Certificate.

(d) “Bad Actor Disqualification” shall mean any “bad actor” disqualification described in Rule 506(d)(1)(i) through (viii) under the Securities Act.

(e) “Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

(f) “Common Stock” shall mean the Common Stock of the Company.

(g) “Conversion Stock” shall mean shares of Common Stock issued upon conversion of the Preferred Stock.

(h) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(i) “Holder” shall mean (i) any Investor who holds Registrable Securities and any holder of Registrable Securities to whom the registration rights conferred by this Agreement have been duly and validly transferred in accordance with Section 2.12 of this Agreement, (ii) solely for the purposes of Sections 2.8, 2.9, 2.10 and 2.11 hereof, any Licensor who holds Registrable Securities and (iii) solely for the purposes of Section 2, PacWest Bancorp (“PacWest”).

(j) “Indemnified Party” shall have the meaning set forth in Section 2.6(c).

(k) “Indemnifying Party” shall have the meaning set forth in Section 2.6(c).

(l) “Initial Public Offering” shall mean the closing of the Company’s first firm commitment underwritten public offering of the Company’s Common Stock registered under the Securities Act.

(m) “Initiating Holders” shall mean any Holder or Holders who in the aggregate hold not less than thirty percent (30%) of the outstanding Registrable Securities.

(n) “Licensor Shares” shall mean the shares of Common Stock issued and sold to the Licensors under those certain Stock Purchase Agreements dated June 4, 2014, by and between the Company and each Licensor respectively, for so long as such shares are held by a Licensor.

(o) “Marketable Securities” shall mean securities meeting all of the following requirements: (i) the issuer thereof is then subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act and is then current in its filing of all required reports and other information under the Securities Act and the Exchange Act; (ii) the class and series of shares or other security of the issuer that would be received by Holders in such Acquisition is then traded on a nationally recognized securities exchange, inter-dealer quotation system or over-the-counter market, and (iii) following the closing of such Acquisition, Holders would not be restricted from publicly re-selling all of the issuer’s shares and/or other securities, except to the extent that any such restriction (x) arises solely under federal or state securities laws, rules or regulations, and (y) does not extend beyond six (6) months from the closing of such Acquisition.

(p) “New Securities” shall have the meaning set forth in Section 4.1(a).

(q) “Other Selling Stockholders” shall mean persons other than Holders who, by virtue of agreements with the Company, are entitled to include their Other Shares in certain registrations hereunder.

(r) “Other Shares” shall mean shares of Common Stock, other than Registrable Securities (as defined below), (including shares of Common Stock issuable upon conversion of shares of any currently unissued series of Preferred Stock of the Company) with respect to which registration rights have been granted.

(s) “Preferred Stock” shall mean the Series Seed Preferred Stock, the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock, collectively.

(t) “Purchase Agreement” shall have the meaning set forth in the Recitals.

(u) “Registrable Securities” shall mean (i) shares of Common Stock issued or issuable pursuant to the conversion of the Shares, including, without limitation, any Shares that may be issued to PacWest pursuant to that certain Warrant to Purchase Stock between the Company and PacWest having an issue date of December 9, 2013, (ii) any shares of Common Stock that may now be held or hereafter come to be held by a Holder other than those shares of Common Stock referenced in (i) above, (iii) solely for the purposes of Sections 2.8, 2.9, 2.10 and 2.11 hereof, the Licensor Shares, and (iv) any Common Stock issued as a dividend or other distribution with respect to or in exchange for or in replacement of the shares referenced in (i), (ii) or (iii) above; provided, however, that Registrable Securities shall not include any shares of Common Stock described in clause (i), (ii) or (iii) above which have previously been registered or which have been sold to the public either pursuant to a registration statement or Rule 144, or which have been sold in a private transaction in which the transferor’s rights under this Agreement are not validly assigned in accordance with this Agreement.

(v) The terms “register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

(w) “Registration Expenses” shall mean all expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification, and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, and one special counsel for the Holders not to exceed $40,000, blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration, but shall not include Selling Expenses, fees and disbursements of other counsel for the Holders and the compensation of regular employees of the Company, which shall be paid in any event by the Company.

(x) “Restricted Securities” shall mean any Registrable Securities required to bear the first legend set forth in Section 2.8(b).

(y) “Rule 144” shall mean Rule 144 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(z) “Rule 145” shall mean Rule 145 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission

(aa) “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(bb) “Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder (other than the fees and disbursements of one special counsel to the Holders up to $40,000 included in Registration Expenses).

(cc) “Series A Preferred Stock” shall mean the shares of the Company’s Series A Preferred Stock.

(dd) “Series B Preferred Stock” shall mean the shares of the Company’s Series B Preferred Stock.

(ee) “Series C Preferred Stock” shall mean the shares of the Company’s Series C Preferred Stock.

(ff) “Series D Preferred Stock” shall have the meaning set forth in the Recitals.

(gg) “Series Seed Preferred Stock” shall mean the shares of the Company’s Series Seed Preferred Stock.

(hh) “Shares” shall mean the Series D Preferred Stock, the Series C Preferred Stock, the Series B Preferred Stock, the Series A Preferred Stock and the Series Seed Preferred Stock.

(ii) “Significant Holders” shall mean any Holder that, at the time that such determination is made, owns at least 35% of the aggregate number of Shares and/or Conversion Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations, reorganizations, reclassifications or the like) that such Holder has purchased or may hereinafter purchase pursuant to the Purchase Agreement, the Series C Preferred Stock Purchase Agreement dated November 12, 2019, the Series B Preferred Stock Purchase Agreement dated February 17, 2017, the Series A Preferred Stock Purchase Agreement dated November 25, 2014 or the Series Seed Preferred Stock Purchase Agreement dated July 26, 2013.

(jj) “Wellington Investors” shall mean, Holders, or permitted transferees of Registrable Securities held by Holders, that are advisory or subadvisory clients of Wellington Management Company LLP, including, without limitation, Wellington Biomedical Innovation Master Investors (Cayman) I L.P.

(kk) “Withdrawn Registration” shall mean a forfeited demand registration under Section 2.1 in accordance with the terms and conditions of Section 2.4.

SECTION 2

REGISTRATION RIGHTS

2.1 Requested Registration.

(a) Request for Registration. Subject to the conditions set forth in this Section 2.1, if the Company shall receive from Initiating Holders a written request signed by such Initiating Holders that the Company effect any registration with respect to all or a part of the Registrable Securities (such request shall state the number of shares of Registrable Securities to be disposed of by such Initiating Holders), the Company will:

(i) promptly give written notice of the proposed registration to all other Holders; and

(ii) as soon as practicable, file and use its commercially reasonable efforts to effect such registration (including, without limitation, filing post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws, and appropriate compliance with the Securities Act) and to permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after such written notice from the Company is mailed or delivered.

(b) Limitations on Requested Registration. The Company shall not be obligated to effect, or to take any action to effect, any such registration pursuant to this Section 2.1:

(i) Prior to the earlier of (A) the five (5) year anniversary of the date of this Agreement or (B) one hundred and eighty (180) days following the effective date of the registration statement for the Initial Public Offering (or the subsequent date on which all market stand-off agreements applicable to the offering have terminated);

(ii) If the Initiating Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration statement, propose to sell Registrable Securities and such other securities (if any) the aggregate proceeds of which (after deduction for underwriter’s discounts and expenses related to the issuance) are less than $5,000,000;

(iii) After the Company has initiated two (2) such registrations pursuant to this Section 2.1 (counting for these purposes only (x) registrations which have been declared or ordered effective and pursuant to which securities have been sold, and (y) Withdrawn Registrations); and

(iv) During the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a Company-initiated registration (or ending on the subsequent date on which all market stand-off agreements applicable to the offering have terminated); provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective.

(c) Deferral. If (i) in the good faith judgment of the board of directors of the Company, the filing of a registration statement covering the Registrable Securities would be materially detrimental to the Company and the board of directors of the Company concludes, as a result, that it is in the best interests of the Company to defer the filing of such registration statement at such time, and (ii) the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith judgment of the board of directors of the Company, it would be materially detrimental to the Company for such registration statement to be filed in the near future and that it is, therefore, in the best interests of the Company to defer the filing of such registration statement, then (in addition to the limitations set forth in Section 2.1(b)(iv) above) the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders, and, provided further, that the Company shall not defer its obligation in this manner more than two (2) times in any twelve-month period.

(d) Other Shares. The registration statement filed pursuant to the request of the Initiating Holders may, subject to the provisions of Section 2.1(e), include Other Shares, and may include securities of the Company being sold for the account of the Company.

(e) Underwriting. The right of any Holder to include all or any portion of its Registrable Securities in a registration pursuant to this Section 2.1 shall be conditioned upon such Holder’s participation in an underwriting and the inclusion of such Holder’s Registrable Securities to the extent provided herein. If the Company shall request inclusion in any registration pursuant to Section 2.1 of securities being sold for its own account, or if other persons shall request inclusion in any registration pursuant to Section 2.1, the Initiating Holders shall, on behalf of all Holders, offer to include such securities in the underwriting and such offer shall be conditioned upon the participation of the Company or such other persons in such underwriting and the inclusion of the Company’s and such person’s other securities of the Company and their acceptance of the further applicable provisions of this Section 2 (including Section 2.10). The Company shall (together with all Holders and other persons proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders, which underwriters are reasonably acceptable to the Company.

Notwithstanding any other provision of this Section 2.1, if the underwriters advise the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, the number of Registrable Securities and Other Shares that may be so included shall be allocated as follows (i) first, among all Holders requesting to include Registrable Securities in such registration statement based on the pro rata percentage of Registrable Securities held by such Holders, assuming conversion; (ii) second, to the Other Selling Stockholders; (iii) third, to the Company, which the Company may allocate, at its discretion, for its own account, or for the account of other holders or employees of the Company.

If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall be excluded therefrom by written notice from the Company, the underwriter or the Initiating Holders. The securities so excluded shall also be withdrawn from registration. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall also be withdrawn from such registration. If shares are so withdrawn from the registration and if the number of shares to be included in such registration was previously reduced as a result of marketing factors pursuant to this Section 2.1(e), then the Company shall then offer to all Holders and Other Selling Stockholders who have retained rights to include securities in the registration the right to include additional Registrable Securities or Other Shares in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among such Holders and Other Selling Stockholders requesting additional inclusion, as set forth above.

For purposes of Section 2.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Section 2.1(e), fewer than all of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

2.2 Company Registration.

(a) Company Registration. If the Company shall determine to register any of its securities either for its own account or the account of a security holder or holders, other than a registration pursuant to Section 2.1 or 2.3, a registration relating solely to employee benefit plans, a registration relating to the offer and sale of debt securities, a registration relating to a corporate reorganization or other Rule 145 transaction, or a registration on any registration form that does not permit secondary sales, the Company will:

(i) promptly give written notice of the proposed registration to all Holders; and

(ii) use its commercially reasonable efforts to include in such registration (and any related qualification under blue sky laws or other compliance), except as set forth in Section 2.2(b) below, and in any underwriting involved therein, all of such Registrable Securities as are specified in a written request or requests made by any Holder or Holders received by the Company within ten (10) days after such written notice from the Company is mailed or delivered. Such written request may specify all or a part of a Holder’s Registrable Securities.

(b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 2.2(a)(i). In such event, the right of any Holder to registration pursuant to this Section 2.2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company, the Other Selling Stockholders and other holders of securities of the Company with registration rights to participate therein distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Company.

Notwithstanding any other provision of this Section 2.2, if the underwriters advise the Company in writing that marketing factors require a limitation on the number of shares to be underwritten, the underwriters may (subject to the limitations set forth below) exclude all Registrable Securities from, or limit the number of Registrable Securities to be included in, the registration and underwriting, as provided for below. The Company shall so advise all holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated, as follows: (i) first, to the Company for securities being sold for its own account, (ii) second, to the Holders requesting to include Registrable Securities in such registration statement based on the pro rata percentage of Registrable Securities held by such Holders, assuming conversion; (iii) third, to the Other Selling Stockholders requesting to include Other Shares in such registration statement based on the pro rata percentage of Other Shares held by such Other Selling Stockholders, assuming conversion. Notwithstanding the foregoing, no such reduction shall reduce the value of the Registrable Securities of the Holders included in such registration below twenty percent (20%) of the total value of securities included in such registration, unless such offering is the Company’s Initial Public Offering and such registration does not include shares of any Other Selling Stockholders (excluding shares registered for the account of the Company), in which event any or all of the Registrable Securities of such Holders may be excluded.

If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall also be excluded therefrom by written notice from the Company or the underwriter. The Registrable Securities or other securities so excluded shall also be withdrawn from such registration. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration. If shares are so withdrawn from the registration and if the number of shares of Registrable Securities to be included in such registration was previously reduced as a result of marketing factors pursuant to Section 2.2(b), the Company shall then offer to all persons who have retained the right to include securities in the registration the right to include additional securities in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among the persons requesting additional inclusion, in the manner set forth above.

(c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

2.3 Registration on Form S-3.

(a) Request for Form S-3 Registration. After its initial public offering, the Company shall use its commercially reasonable efforts to qualify for registration on Form S-3 or any comparable or successor form or forms. After the Company has qualified for the use of Form S-3, in addition to the rights contained in the foregoing provisions of this Section 2 and subject to the conditions set forth in this Section 2.3, if the Company shall receive a written request signed by the Initiating Holders that the Company effect any registration on Form S-3 or any similar short form registration statement with respect to all or part of the Registrable Securities (such request shall state the number of shares of Registrable Securities to be disposed of and the intended methods of disposition of such shares by such Holder or Holders), the Company will take all such action with respect to such Registrable Securities as required by Section 2.1(a)(i) and (ii).

(b) Limitations on Form S-3 Registration. The Company shall not be obligated to effect, or take any action to effect, any such registration pursuant to this Section 2.3:

(i) In the circumstances described in either Sections 2.1(b)(i) or 2.1(b)(iv);

(ii) If the Initiating Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) on Form S-3 at an aggregate price to the public of less than $5,000,000; or

(iii) If, in a given twelve-month period, the Company has effected two (2) such registrations in such period.

(c) Deferral. The provisions of Section 2.1(c) shall apply to any registration pursuant to this Section 2.3.

(d) Underwriting. If the Holders of Registrable Securities requesting registration under this Section 2.3 intend to distribute the Registrable Securities covered by their request by means of an underwriting, the provisions of Section 2.1(e) shall apply to such registration. Notwithstanding anything contained herein to the contrary, registrations effected pursuant to this Section 2.3 shall not be counted as requests for registration or registrations effected pursuant to Section 2.1.

2.4 Expenses of Registration. All Registration Expenses incurred in connection with registrations pursuant to Sections 2.1, 2.2 and 2.3 shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Sections 2.1 and 2.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered or because a sufficient number of Holders shall have withdrawn so that the minimum offering conditions set forth in Sections 2.1 and 2.3 are no longer satisfied (in which case all participating Holders shall bear such expenses pro rata among each other based on the number of Registrable Securities requested to be so registered), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to a demand registration pursuant to Section 2.1; provided, however, in the event that a withdrawal by the Holders is based upon material adverse information relating to the Company that is different from the information known or available (upon request from the Company or otherwise) to the Holders requesting registration at the time of their request for registration under Section 2.1, such registration shall not be treated as a counted registration for purposes of Section 2.1, even though the Holders do not bear the Registration Expenses for such registration. All Selling Expenses relating to securities registered on behalf of the Holders shall be borne by the holders of securities included in such registration pro rata among each other on the basis of the number of Registrable Securities so registered.

2.5 Registration Procedures. In the case of each registration effected by the Company pursuant to Section 2, the Company will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof. At its expense, the Company will use its commercially reasonable efforts to:

(a) Keep such registration effective for a period ending on the earlier of the date which is one hundred twenty (120) days from the effective date of the registration statement or such time as the Holder or Holders have completed the distribution described in the registration statement relating thereto;

(b) To the extent the Company is a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) (a “WKSI”) at the time any request for registration is submitted to the Company in accordance with Section 2.3, (i) if so requested, file an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) (an “automatic shelf registration statement”) to effect such registration, and (ii) remain a WKSI (and not become an ineligible issuer (as defined in Rule 405 under the Securities Act)) during the period during which such automatic shelf registration statement is required to remain effective in accordance with this Agreement;

(c) Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (a) above;

(d) Furnish such number of prospectuses, including any preliminary prospectuses, and other documents incident thereto, including any amendment of or supplement to the prospectus, as a Holder from time to time may reasonably request;

(e) Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdiction as shall be reasonably requested by the Holders; provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(f) Notify each seller of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing, and following such notification promptly prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing;

(g) If at any time when the Company is required to re-evaluate its WKSI status for purposes of an automatic shelf registration statement used to effect a request for registration in accordance with Section 2.3 (i) the Company determines that it is not a WKSI, (ii) the registration statement is required to be kept effective in accordance with this Agreement, and (iii) the registration rights of the applicable Holders have not terminated, promptly amend the registration statement onto a form the Company is then eligible to use or file a new registration statement on such form, and keep such registration statement effective in accordance with the requirements otherwise applicable under this Agreement;

(h) If (i) a registration made pursuant to a shelf registration statement is required to be kept effective in accordance with this Agreement after the third anniversary of the initial effective date of the shelf registration statement and (ii) the registration rights of the applicable Holders have not terminated, file a new registration statement with respect to any unsold Registrable Securities subject to the original request for registration prior to the end of the three year period after the initial effective date of the shelf registration statement, and keep such registration statement effective in accordance with the requirements otherwise applicable under this Agreement;

(i) Use its commercially reasonable efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and reasonably satisfactory to a majority in interest of the Holders requesting registration of Registrable Securities and (ii) a “comfort” letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters;

(j) Provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(k) Otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months, but not more than eighteen months, beginning with the first month after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act;

(l) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed; and

(m) In connection with any underwritten offering pursuant to a registration statement filed pursuant to Sections 2.1 or 2.3, enter into an underwriting agreement in form reasonably necessary to effect the offer and sale of Common Stock, provided such underwriting agreement contains reasonable and customary provisions, and provided further, that each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

2.6 Indemnification.

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, each of its officers, directors and partners, legal counsel and accountants and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Section 2, and each underwriter, if any, and each person who controls within the meaning of Section 15 of the Securities Act any underwriter, against all expenses, claims, losses, damages and liabilities (or actions, proceedings or settlements in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any registration statement, any prospectus included in the registration statement, any issuer free writing prospectus (as defined in Rule 433 of the Securities Act), any issuer information (as defined in Rule 433 of the Securities Act) filed or required to be filed pursuant to Rule 433(d) under the Securities Act or any other document incident to any such registration, qualification or compliance prepared by or on behalf of the Company or used or referred to by the Company, (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation (or alleged violation) by the Company of the Securities Act, any state securities laws or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any offering covered by such registration, qualification or compliance, and the Company will reimburse each such Holder, each of its officers, directors, partners, legal counsel and accountants and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability or action; provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability, or action arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Holder, any of such Holder’s officers, directors, partners, legal counsel or accountants, any person controlling such Holder, such underwriter or any person who controls any such underwriter, and stated to be specifically for use therein; and provided, further that, the indemnity agreement contained in this Section 2.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld).

(b) To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify and hold harmless the Company, each of its directors, officers, partners, legal counsel and accountants and each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, each other such Holder, and each of their officers, directors and partners, and each person controlling each other such Holder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any prospectus, offering circular or other document (including any related registration statement, notification, or the like) incident to any such registration, qualification or compliance, or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and such Holders, directors, officers, partners, legal counsel and accountants, persons, underwriters, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein; provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld); and provided that in no event shall any indemnity under this Section 2.6 exceed the net proceeds from the offering received by such Holder, except in the case of fraud or willful misconduct by such Holder.

(c) Each party entitled to indemnification under this Section 2.6 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party’s expense; and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2.6, to the extent such failure is not prejudicial. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

(d) If the indemnification provided for in this Section 2.6 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. No person or entity will be required under this Section 2.6(d) to contribute any amount in excess of the net proceeds from the offering received by such person or entity, except in the case of fraud or willful misconduct by such person or entity. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

2.7 Information by Holder. Each Holder of Registrable Securities shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification, or compliance referred to in this Section 2.

2.8 Restrictions on Transfer.

(a) The holder of each certificate representing Registrable Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 2.8. Each Holder agrees not to make any sale, assignment, transfer, pledge or other disposition of all or any portion of the Restricted Securities, or any beneficial interest therein, unless and until the transferee thereof has agreed in writing for the benefit of the Company to take and hold such Restricted Securities subject to, and to be bound by, the terms and conditions set forth in this Agreement, including, without limitation, this Section 2.8 and Section 2.10, and:

(i) There is then in effect a registration statement under the Securities Act covering such proposed disposition and the disposition is made in accordance with the registration statement; or

(ii) The Holder shall have given prior written notice to the Company of the Holder’s intention to make such disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition, and, if reasonably requested by the Company, the Holder shall have furnished the Company, at the Holder’s expense, with (i) an opinion of counsel, reasonably satisfactory to the Company, to the effect that such disposition will not require registration of such Restricted Securities under the Securities Act or (ii) a “no action” letter from the Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the Holder to the Company. It is agreed that the Company will not require opinions of counsel or “no action” letters for transactions made pursuant to Rule 144. From and after the date when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, Holder shall not be required to provide the Company advance notice of any proposed sale, pledge or transfer of any Restricted Securities if such proposed sale, pledge or transfer of any Restricted Securities is in compliance with Rule 144.

(b) Notwithstanding the provisions of Section 2.8(a), no such registration statement or opinion of counsel or “no action” letter shall be necessary for (i) a transfer not involving a change in beneficial ownership, or (ii) transactions involving the distribution without consideration of Restricted Securities by any Holder to (x) a parent, subsidiary or other Affiliate of the Holder, if the Holder is a corporation or a limited liability company, (y) any of the Holder’s partners, members or other equity owners, or retired partners, retired members or other equity owners, or to the estate of any of the Holder’s partners, members or other equity owners or retired partners, retired members or other equity owners, or (z) a venture capital or other investment fund that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company or investment adviser with, the Holder; provided, in each case, that the Holder shall give written notice to the Company of the Holder’s intention to effect such disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition. For the avoidance of doubt, a customary arrangement in connection with the deposit of Registrable Securities in a non-margin custodial account shall not be deemed a sale, transfer or pledge for purposes of this Agreement so long as such Registrable Securities are in certificated form (it being understood that the Company may require the exchange of any such certificated securities for book-entry shares upon the Initial Public Offering).

(c) Each certificate representing Registrable Securities shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO (1) RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD IN THE EVENT OF A PUBLIC OFFERING, AS SET FORTH IN AN INVESTORS’ RIGHTS AGREEMENT, AND (2) VOTING RESTRICTIONS AS SET FORTH IN A VOTING AGREEMENT AMONG THE COMPANY AND THE ORIGINAL HOLDERS OF THESE SHARES, COPIES OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.

The Holders consent to the Company making a notation on its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer established in this Section 2.8.

(d) The first legend referring to federal and state securities laws identified in Section 2.8(b) stamped on a certificate evidencing the Restricted Securities and the stock transfer instructions and record notations with respect to the Restricted Securities shall be removed and the Company shall issue a certificate without such legend to the holder of Restricted Securities if (i) those securities are registered under the Securities Act, or (ii) the holder provides the Company with an opinion of counsel reasonably acceptable to the Company to the effect that a sale or transfer of those securities may be made without registration or qualification.

(e) Each Investor entitled to designate or participate in the designation of a director or that is the beneficial owner of 20% or more of the Company’s voting equity securities, agrees not to make any sale, assignment, transfer, pledge or other disposition of any securities of the Company, or any beneficial interest therein, to any person other than the Company unless and until the proposed transferee confirms to the reasonable satisfaction of the Company that neither the proposed transferee nor any of its directors, executive officers, other officers that may serve as a director or officer of any company in which it invests, general partners or managing members nor any person that would be deemed a beneficial owner of those securities (in accordance with Rule 506(d) of the Securities Act) is subject to any Bad Actor Disqualification, except as set forth in Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act and disclosed, reasonably in advance of the transfer, in writing in reasonable detail to the Company.

2.9 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Restricted Securities to the public without registration, the Company agrees to use its commercially reasonable efforts to:

(a) Make and keep adequate current public information with respect to the Company available in accordance with Rule 144 under the Securities Act, at all times from and after the effective date of the registration statement filed by the Company for the Initial Public Offering;

(b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

(c) So long as a Holder owns any Restricted Securities, furnish to the Holder forthwith upon written request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time from and after the effective date of the registration statement filed by the Company for the Initial Public Offering), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration.

2.10 Market Stand-Off Agreement. If requested by the managing underwriter of Common Stock (or other securities) of the Company, each Holder shall not sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, of any Common Stock (or other securities) of the Company held by such Holder immediately before the effective date of the registration statement for such offering during the period from the filing of the final prospectus for the Company’s Initial Public Offering filed under the Securities Act that includes securities to be sold on behalf of the Company to the public in an underwritten public offering under the Securities Act through the end of the one hundred and eighty (180) day period following the effective date of the registration statement (or such longer period as may be requested by the Company or an underwriter to accommodate regulatory restrictions), provided that all officers and directors of the Company and all holders of at least one percent (1%) of the Company’s voting securities are bound by and have entered into similar agreements. For the avoidance of doubt, the obligations described in this Section 2.10 shall not apply to a registration relating solely to employee benefit plans on Form S-l or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions and may stamp each such certificate with the second legend set forth in Section 2.8(b) with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of such one hundred and eighty (180) day (or other) period. Each Holder agrees to execute a market standoff agreement with said underwriters in customary form consistent with the provisions of this Section 2.10. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply to all Holders subject to such agreements pro rata based on the number of shares subject to such agreements.

2.11 Delay of Registration. No Holder shall have any right to take any action to restrain, enjoin, or otherwise delay any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.12 Transfer or Assignment of Registration Rights. The rights to cause the Company to register securities granted to a Holder by the Company under this Section 2 may be transferred or assigned by a Holder only to a transferee or assignee of not less than 300,000 Registrable Securities (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like); provided that (i) such transfer or assignment of Registrable Securities is effected in accordance with the terms of Section 2.8 and applicable securities laws, (ii) the Company is given written notice prior to said transfer or assignment, stating the name and address of the transferee or assignee and identifying the securities with respect to which such registration rights are intended to be transferred or assigned and (iii) the transferee or assignee of such rights assumes in writing the obligations of such Holder under this Agreement, including without limitation the obligations set forth in Section 2.10.

2.13 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of Holders holding in the aggregate at least two-thirds (2/3) of the Registrable Securities (excluding any of such shares held by any Holders whose rights to request registration or inclusion in any registration pursuant to this Section 2 have terminated in accordance with Section 2.14), enter into any agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder any registration rights the terms of which are pari passu with or senior to the registration rights granted to the Holders hereunder.

2.14 Termination of Registration Rights. The right of any Holder to request registration or inclusion in any registration pursuant to Sections 2.1, 2.2 or 2.3 shall terminate on the earliest of (i) such date, on or after the closing of the Company’s Initial Public Offering, on which all Registrable Securities held or entitled to be held upon conversion by such Holder may immediately be sold under Rule 144 during any ninety (90) day period, (ii) five (5) years after the closing of the Company’s Initial Public Offering and (iii) upon the closing of an Acquisition in which the consideration to be received by the Company’s stockholders consists solely of cash, solely of Marketable Securities or a combination of cash and Marketable Securities.

SECTION 3

INFORMATION COVENANTS OF THE COMPANY

The Company hereby covenants and agrees, as follows:

3.1 Basic Financial Information and Inspection Rights.

(a) Basic Financial Information. The Company will furnish the following reports to each Significant Holder:

(i) As soon as practicable after the end of each fiscal year of the Company, and in any event within one hundred and eighty (180) days after the end of each fiscal year of the Company, which audit may be waived by a vote of at least two-thirds (2/3) of the then outstanding Preferred Stock, voting together as a single class on an as-converted to Common Stock basis (a “Preferred Majority”), a consolidated balance sheet of the Company and its subsidiaries, if any, as at the end of such fiscal year, and consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such year, such financial statements audited and certified by independent public accountants of nationally recognized standing selected by the Company;

(ii) As soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty five (45) days after the end of the first, second, and third quarterly accounting periods in each fiscal year of the Company, an unaudited consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such quarterly period, and unaudited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such period, prepared in accordance with U.S. generally accepted accounting principles consistently applied, subject to changes resulting from normal year-end audit adjustments;

(iii) As soon as practicable after the end of each month, and in any event within thirty (30) days after the end of each month, an unaudited consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of such monthly period, and unaudited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such period, prepared in accordance with U.S. generally accepted accounting principles consistently applied, subject to changes resulting from normal year-end audit adjustments;

(iv) At least thirty (30) days prior to the beginning of each fiscal year a comprehensive operating budget for such fiscal year including forecasted revenues, expenses and cash position on a month-to-month basis; and

(v) At least thirty (30) days after the end of each quarter, a report listing all holders of equity and debt securities of the Company.

(b) Inspection Rights. The Company will afford to each Significant Holder and to such Significant Holder’s accountant and counsel, reasonable access during normal business hours to all of the Company’s respective properties, books and records. Each such Significant Holder shall have such other access to management and information as is necessary for it to comply with applicable laws and regulations and reporting obligations. The Company shall not be required to disclose details of contracts with or work performed for specific customers and other business partners where to do so would violate confidentiality obligations to those parties. Significant Holders may exercise their rights under this Section 3.1(b) only for purposes reasonably related to their interests under this Agreement and related agreements. The rights granted pursuant to this Section 3.1(b) may not be assigned or otherwise conveyed by the Significant Holders or by any subsequent transferee of any such rights without the prior written consent of the Company except as authorized in this Section 3.1(b); provided that any Significant Holder that is a venture capital or other investment fund may transfer such rights to any party to whom it may transfer Registrable Securities pursuant to Section 2.8(b)(ii) above, along with such transfer of Registrable Securities.

3.2 Confidentiality. Anything in this Agreement to the contrary notwithstanding, no Holder by reason of this Agreement shall have access to any trade secrets or classified information of the Company if the disclosure thereof would be materially detrimental to the Company. The Company shall not be required to comply with any information rights of Section 3 in respect of any Holder whom the Company reasonably determines to be a competitor or an officer, employee, director or holder of more than ten percent (10%) of a competitor; provided, however, in no event shall a Holder that is a venture capital or other investment fund be deemed to be a competitor of the Company; and provided, further, that in no event shall Amber Waves LLC, Greenland A LLC, Greenland FP LLC, Greenland NFP B Ltd., Greenland NFP LLC, or Red House Capital LLC be deemed to be a competitor of the Company. Each Holder acknowledges that the information received by them pursuant to this Agreement may be confidential and for its use only, and it will not use such confidential information in violation of the Exchange Act or reproduce, disclose or disseminate such information to any other person, except in connection with the exercise of rights under this Agreement or as part of such Holder’s normal reporting or review procedure, or in connection with such Holder’s or its Affiliates’

normal reporting activities, unless the Company has made such information available to the public generally, such information has been independently developed or conceived by the Holder without use of the Company’s confidential information, such information has been made known or disclosed to the Holder by a third party without a breach of any obligation of confidentiality such third party may have to the Company, or such Holder is required to disclose such information by a governmental authority; provided, however, that a Holder may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company, (ii) to any prospective purchaser of any Registrable Securities from such Holder, if such prospective purchaser agrees to be bound by confidentiality obligations in a customary non-disclosure agreement or a non-disclosure agreement containing confidentiality obligations that are no less restrictive than those included in this Section 3.2, (iii) to any existing or prospective Affiliate, partner, partners of partners, member, stockholder, wholly owned subsidiary of such Holder or limited partner of an investment entity formed (or to be formed) after the date hereof that is an advisory or subadvisory client of such Holder in the ordinary course of business, provided that such Investor informs such person that such information is confidential and directs such Person to maintain the confidentiality of such information, or (iv) as may otherwise be required by law or any regulatory or other supervisory body or authority of competent jurisdiction (each, a “Regulator”), provided that, if permitted by law or such Regulator, Holder shall promptly notify the Company in advance of such disclosure and take reasonable steps to minimize the extent of any such required disclosure.

3.3 Preferred Director Approval. As long as any holder of Preferred Stock shall be entitled to elect one or more members of the board of directors of the Company (each, a “Preferred Director”) under the Company’s Amended and Restated Certificate and at least one Preferred Director is serving on the board of directors of the Company, the Company shall not, and shall not permit any of its subsidiaries to, without first obtaining the approval of the board of directors of the Company (including the approval of a majority of the Preferred Directors):

(a) make any loan or advance to, other than in the ordinary course of business, or own any stock or other securities of, any corporation, partnership, or other entity unless it is wholly owned by the Company;

(b) make any loan or advance to any person, including, any employee or director, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by the board of directors of the Company or that are immaterial as to amount;

(c) guarantee any indebtedness, except for trade accounts of the Company or any subsidiary arising in the ordinary course of business;

(d) enter into or be a party to any transaction with any director or executive officer of the Company or any “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any such person;

(e) hire, terminate, or change the compensation of the Company’s executive officers, including approving any equity awards for such executive officers;

(f) change the principal business of the Company, including entry into new lines of business, or exit from the Company’s current principal line of business;

(g) enter into any corporate strategic relationship involving the payment, contribution or assignment by the Company or to the Company of assets greater than $100,000.00; or

(h) sell, assign, license, pledge or encumber any material assets of the Company other than licenses granted in the ordinary course of business.

3.4 Proprietary Information and Inventions Agreements. The Company shall require all employees and consultants to execute and deliver a Proprietary Information and Inventions Agreement or a Consulting Agreement with non-disclosure and inventions assignment provisions, as applicable, in each case in substantially in a form approved by the board of directors of the Company.

3.5 Board Matters. The board of directors of the Company shall meet at least quarterly, unless otherwise determined by a vote of the majority of board of directors of the Company, and the Company shall take all appropriate action to cause at least two (2) Preferred Directors to be appointed to serve on any and all key committees of the board of directors of the Company except where such service would constitute a conflict of interest or breach of fiduciary duty.

3.6 Employee Stock Vesting.

Unless otherwise agreed to by the board of directors of the Company (including the approval of a majority of then serving Preferred Directors), all stock options, restricted stock and similar equity grants issued after the date of this Agreement to employees shall have the following vesting schedule: twenty-five percent (25%) of the shares will vest at the end of the first year following the vesting commencement date, which shall be the employee’s employment start date, with the remaining shares to vest at a rate of 1/48th per month thereafter such that the entire stock award vests in its entirety over a period of four years.

3.7 Insurance. The Company will use its commercially reasonable efforts to (i) maintain in full force and effect director and officer liability insurance with coverage amounts, for a period, and from a carrier acceptable to the board of directors of the Company, including a majority of the then serving Preferred Directors, and (ii) to obtain and maintain in full force and effect key man life insurance in an amount acceptable to the board of directors of the Company, including a majority of the then serving Preferred Directors, on the life of David Mack with the Company named as beneficiary thereunder.

3.8 “Bad Actor” Notice. Each party to this Agreement will promptly notify each other party to this Agreement in writing if it or, to its knowledge, any person specified in Rule 506(d)(1) under the Securities Act becomes subject to any Bad Actor Disqualification.

3.9 Right to Conduct Activities. The Company hereby agrees and acknowledges that each of NEXTECH V ONCOLOGY S.C.S., SICAV-SIF (“Nextech”) (together with its Affiliates), OrbiMed Private Investments V, L.P (“OrbiMed”) (together with its Affiliates), Avoro Life Sciences Fund LLC (“Avoro”) (together with its Affiliates), RA Capital Healthcare Fund, L.P. (“RA Capital”) (together with its Affiliates), Boxer Capital, LLC (“Boxer”) (together with its Affiliates), Viking Global

Opportunities Illiquid Investments Sub-Master LP (“Viking Global”) (together with its Affiliates), and the Wellington Investors (together with their Affiliates) is a professional investment organization, and as such reviews the business plans and related proprietary information of many enterprises, some of which may compete directly or indirectly with the Company’s business (as currently conducted or as currently propose to be conducted). The Company acknowledges that the execution of this Agreement, the terms hereof and the access to confidential information hereunder shall in no way be construed to prohibit or restrict Nextech (and its Affiliates), OrbiMed (and its Affiliates), Avoro (and its Affiliates), RA Capital (and its Affiliates), Boxer (and its Affiliates), Viking Global (and its Affiliates) and the Wellington Investors (and their Affiliates) from maintaining, making or considering investments in such enterprises, whether or not such enterprises compete directly or indirectly with the Company, or from otherwise operating in the ordinary course of business. The Company hereby agrees that, to the extent permitted under applicable law, Nextech (and its Affiliates), OrbiMed (and its Affiliates), Avoro (and its Affiliates), RA Capital (and its Affiliates), Boxer (and its Affiliates), Viking Global (and its Affiliates) and the Wellington Investors (and their Affiliates) shall not be liable to the Company for any claim arising out of, or based upon, (i) the investment by Nextech (or its Affiliates), OrbiMed (or its Affiliates), Avoro (or its Affiliates), RA Capital (or its Affiliates), Boxer (or its Affiliates), Viking Global (or its Affiliates) or the Wellington Investors (or their Affiliates) in any entity competitive with the Company, or (ii) actions taken by any partner, officer, employee or other representative of Nextech (or its Affiliates), OrbiMed (or its Affiliates), Avoro (or its Affiliates), RA Capital (or its Affiliates), Boxer (or its Affiliates), Viking Global (or its Affiliates) or the Wellington Investors (or their Affiliates) to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however, that the foregoing shall not relieve (x) any of the Investors from liability associated with the unauthorized disclosure of the Company’s confidential information obtained pursuant to this Agreement, or (y) any director or officer of the Company from any liability associated with his or her fiduciary duties to the Company.

3.10 [Reserved.]

3.11 U.S. Real Property Holding Corporation. The Company shall notify the Investors promptly following any “determination date” (as defined in Treasury Regulations section 1.897-2(c)(1)) or otherwise within five (5) business days of becoming aware that the Company is, or is reasonably likely to be, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Internal Revenue Code of 1986, as amended. In addition, at any time upon an Investor’s request, the Company shall issue a statement to such Investor, in form and substance as described in Treasury Regulations sections 1.897-2(h)(1) and 1.1445-2(c) (or any successor regulations) and signed under penalties of perjury, regarding whether any interest in the Company constitutes a “U.S. real property interest” within the meaning of Section 897(c) of the of the Internal Revenue Code of 1986, as amended, together with an executed notice to the IRS described in Treasury Regulations section 1.897-2(h)(2) (or any successor regulation). Such statement shall be delivered within ten (10) days of an Investor’s written request therefor.

3.12 Termination of Covenants. The covenants set forth in this Section 3 shall terminate and be of no further force and effect upon the earlier to occur of: (x) the Company’s Initial Public Offering, and (y) the closing of an Acquisition.

SECTION 4

RIGHT OF FIRST REFUSAL

4.1 Right of First Refusal to Significant Holders. The Company hereby grants to each Significant Holder and to each Licensor the right of first refusal to purchase its pro rata share of New Securities (as defined in Section 4.1(a) below) which the Company may, from time to time, propose to sell and issue after the date of this Agreement. The pro rata share for each Significant Holder and each Licensor, for purposes of this right of first refusal, is equal to the ratio of (a) the number of shares of Common Stock owned by such Significant Holder or Licensor immediately prior to the issuance of New Securities (assuming full conversion of the Shares and full conversion or exercise of all outstanding convertible securities, rights, options and warrants held by such Significant Holder or Licensor) to (b) the total number of shares of Common Stock outstanding immediately prior to the issuance of New Securities (assuming full conversion of the Shares and full conversion or exercise of all outstanding convertible securities, rights, options and warrants and including any shares of Common Stock reserved for issuance under the Company’s 2013 Equity Incentive Plan). Each Significant Holder and each Licensor shall have a right of over-allotment such that if any Significant Holder or Licensor fails to exercise its right hereunder to purchase its pro rata share of New Securities, the other Significant Holders and other Licensors may purchase that portion of the non-purchasing Significant Holder or non-purchasing Licensor on a pro rata basis. This right of first refusal shall be subject to the following provisions:

(a) “New Securities” shall mean any capital stock (including Common Stock and/or Preferred Stock) of the Company whether now authorized or not, and rights, convertible securities, options or warrants to purchase such capital stock, and securities of any type whatsoever that are, or may become, exercisable or convertible into capital stock; provided that the term “New Securities” does not include any securities that are excluded from the definition of “Additional Shares of Common” pursuant to Article V, Section 4(d)(i) of the Company’s Amended and Restated Certificate, and provided further, that New Securities shall not include any securities of the Company that are excluded by the affirmative vote or consent of the holders in the aggregate of at least two-thirds (2/3) of the Common Stock held by, or issuable upon conversion of Preferred Stock, held by the Significant Holders and the Licensors voting as a single class and on an as converted to Common Stock basis.

(b) In the event the Company proposes to undertake an issuance of New Securities, it shall give each Significant Holder and each Licensor, written notice of its intention, describing the type of New Securities, and their price and the general terms upon which the Company proposes to issue the same. Each Significant Holder and each Licensor shall have fourteen (14) days after any such notice is mailed or delivered to agree to purchase its pro rata share of such New Securities and to indicate whether such Significant Holder or Licensor desires to exercise its over-allotment option and, if so, the number of shares for which it desires to exercise its over-allotment option, for the price and upon the terms specified in the notice by giving written notice to the Company, in substantially the form attached as Schedule 1, and stating therein the quantity of New Securities to be purchased.

(c) In the event that the foregoing right of first refusal is not exercised in full by all Significant Holders and Licensors within the fourteen (14) day period described in Section 4.1(b)

above, the Company shall promptly notify in writing all of such Holders who have elected to exercise their right of first refusal with respect to their respective full pro rata shares and shall offer each such Holder the right to adjust the amount of New Securities it intends to purchase pursuant to its overallotment option (“Overallotment Shares”). Each such Holder shall have seven (7) days after receipt of such notice to notify the Company in writing that it confirms or is changing the amount of Overallotment Shares it desires to purchase, and if any such Holder fails to send such notice, then then such Holder shall be deemed to have confirmed the notice it sent pursuant to Section 4.1(b) hereof. If the exercise of all rights of over-allotment by such Holders results in a collective request by such Holders to purchase more shares than was made available for purchase to all Significant Holders and Licensors, collectively, Overallotment Shares shall be allocated to all such fully participating and electing Holders in a manner most consistent with the pro rata shares of such all such fully participating and electing Holders as determined in good faith by the board of directors of the Company.

(d) In the event the Significant Holders and Licensors fail to exercise fully the right of first refusal and over allotment rights, if any, prior to the expiration of the fourteen (14) day and seven (7) day periods set forth in Sections 4.1(b) and (c) above (the “Election Period”), the Company shall have sixty (60) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within thirty (30) days from the date of said agreement) to sell that portion of the New Securities with respect to which the right of first refusal option of the Significant Holders and Licensors set forth in this Section 4.1 was not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Company’s notice to the Significant Holders and Licensors delivered pursuant to Section 4.1(b). In the event the Company has not sold within such sixty (60) day period following the Election Period, or such thirty (30) day period following the date of said agreement, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the Significant Holders and Licensors in the manner provided in this Section 4.1.

(e) The right of first refusal granted under this Agreement shall expire upon the earliest to occur of: (i) immediately prior to the closing of a Qualified IPO, as defined in the Amended and Restated Certificate; and (ii) the closing of an Acquisition. Notwithstanding anything else set forth above, a Holder shall be permitted to transfer rights granted pursuant to this Section 4 in any amount to its Affiliates.

(f) A Holder entitled to designate or participate in the designation of a director or that is the beneficial owner of 20% or more of the Company’s voting equity securities will not have a right of first refusal to purchase a pro rata share of New Securities in accordance with this Section 4 and will not be a Significant Holder for purposes of the right of first refusal granted under this Section 4 if, and for so long as, such Holder, any of its directors, executive officers, other officers that may serve as a director or officer of any company in which it invests, general partners or managing members or any person that would be deemed a beneficial owner of the securities of the Company held by the Holder (in accordance with Rule 506(d) of the Securities Act) is subject to any Bad Actor Disqualification, except as set forth in Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act.

SECTION 5

MISCELLANEOUS

5.1 Amendment. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and the Holders in the aggregate holding at least two-thirds (2/3) of the Common Stock issued or issuable upon conversion of Preferred Stock (excluding (i) any of such shares that have been sold to the public or pursuant to Rule 144, and (ii) with respect to Section 2 (other than Sections 2.8, 2.9 and 2.10), any of such shares held by any Holders whose rights to request registration or inclusion in any registration pursuant to Section 2 have terminated in accordance with Section 2.14); provided, however, that Holders purchasing shares of Series D Preferred Stock in a Closing after the Initial Closing (each as defined in the Purchase Agreement) may become parties to this Agreement, by executing a counterpart of this Agreement without any amendment of this Agreement pursuant to this paragraph or any consent or approval of any other Holder; provided, further, that if any amendment with respect to Section 4.1 operates in a manner that treats any Licensor adversely from and disproportionately to other Significant Holders, the consent of a majority in interest of the shares held by such Licensors shall also be required for such amendment; and provided, further, that if, after giving effect to a waiver of Section 4 with respect to a particular transaction, a Significant Holder purchases securities in such transaction or issuance (such Significant Holder, a “Participating Investor”), such waiver of the provisions of Section 4 shall be deemed to apply to each other Significant Holder who holds Series D Preferred Stock whose rights were waived or amended only if such Significant Holder who holds Series D Preferred Stock has been provided the opportunity to purchase a proportional number of the New Securities being offered by the Company in such transaction based on the pro rata purchase right of such Significant Holder set forth in Section 4, assuming a transaction size determined based upon the amount purchased by the Participating Investor that invested the largest percentage in such transaction relative to the amount such Participating Investor would have been entitled to purchase pursuant to the calculation of the pro rata right in Section 4 had such provision not been waived, it being agreed that such opportunity may be provided subsequent to the initial closing in which such Participating Investor(s) purchase securities. Notwithstanding the foregoing, (A) any amendment, waiver, discharge or termination of the definition of “Wellington Investors”, the last proviso of the preceding sentence, Section 5.2(d) and this sentence and (B) any amendment, waiver, discharge or termination of the definition of “Significant Holder” or Sections 2.8, 2.10, 3.1, 3.2, 3.9 or 4.1(f) that would adversely affect, or increase the obligations on, any Wellington Investor, shall require the written consent of the Wellington Investors. Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each Holder and each future holder of all such securities of Holder. For the avoidance of doubt, the addition to this Agreement of any new holder of shares of preferred stock of the Company (“Capital Stock”) pursuant to the Company’s issuance of such other Capital Stock regardless of whether such Capital Stock has rights, preferences or privileges that are junior, pari passu or senior to the Capital Stock then held by then current Investors as long as such other or additional shares of Capital Stock have been authorized and issued in accordance with the Company’s then current Amended and Restated Certificate and applicable law, and as long as the addition of such new holder of Capital Stock of the Company (or inclusion of such new shares of Capital Stock) has been approved as may be required pursuant to Section 2.13 above, and any change to the consent or approval threshold of the holders of Preferred Shares voting together as a single class on an as converted to Common Stock basis or of Registrable Securities from two-thirds (2/3) to a different consent or approval threshold in connection with the issuance of such Capital Stock, shall not, in and of itself, be deemed to constitute an amendment or waiver that adversely affects any Licensor in a manner that is disproportionate to any other Significant Holder. Each Holder and Licensor acknowledges that by the operation of this paragraph, the holders in the aggregate of at least two-thirds (2/3) of the Common Stock issued or issuable upon conversion of Preferred Stock (excluding (i) any of such shares that have been sold to the public or pursuant to Rule 144, and (ii) with respect to Section 2 (other than Sections 2.8, 2.9 and 2.10), any of such shares held by any Holders whose rights to request registration or inclusion in any registration pursuant to Section 2 have terminated in accordance with Section 2.14) will have the right and power to diminish or eliminate all rights of such Holder and Licensors under this Agreement.

5.2 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail (if to an Investor, Licensor or Holder) or otherwise delivered by hand, messenger or courier service addressed:

(a) if to an Investor or Licensor, to such party’s address, facsimile number or electronic mail address as shown in the Company’s records, as may be updated in accordance with the provisions hereof;

(b) if to any Holder, to such address, facsimile number or electronic mail address as shown in the Company’s records, or, until any such Holder so furnishes an address, facsimile number or electronic mail address to the Company, then to the address, facsimile number or electronic mail address of the last holder of such shares for which the Company has contact information in its records; or

(c) if to the Company, to the attention of the Chief Executive Officer or Chief Financial Officer of the Company at Cedar Brook Corporate Center, 8 Clarke Drive, Cranbury, NJ 08512 or at such other current address as the Company shall have furnished to the Investors or Holders, with a copy (which shall not constitute notice) to Kenneth A. Clark, Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, CA 94304;

(d) notwithstanding the foregoing, any notice to a Wellington Investor may only be sent to the address set forth on Exhibit A, or to such other email address, facsimile number, or address as subsequently modified by written notice given by such Wellington Investor in accordance with this Section 5.2.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier), or (ii) if sent via mail, at the earlier of its receipt or five days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if sent via facsimile, upon confirmation of facsimile transfer or, if sent via electronic mail, upon confirmation of delivery when directed to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day. In the event of any conflict between the Company’s books and records and this Agreement or any notice delivered hereunder, the Company’s books and records will control absent fraud or error.

Subject to the limitations set forth in Delaware General Corporation Law §232(e), each Investor, Licensor and Holder consents to the delivery of any notice to stockholders given by the Company under the Delaware General Corporation Law or the Company’s certificate of incorporation or bylaws by (i) facsimile telecommunication to the facsimile number set forth on Exhibit A or Exhibit B (or to any other facsimile number for the Investor, Licensor or Holder in the Company’s records), (ii) electronic mail to the electronic mail address set forth on Exhibit A or Exhibit B (or to any other electronic mail address for the Investor, Licensor or Holder in the Company’s records), (iii) posting on an electronic network together with separate notice to the Investor, Licensor or Holder of such specific posting or (iv) any other form of electronic transmission (as defined in the Delaware General Corporation Law) directed to the Investor, Licensor or Holder. This consent may be revoked by an Investor, Licensor or Holder by written notice to the Company and may be deemed revoked in the circumstances specified in Delaware General Corporation Law §232.

5.3 Governing Law, Jurisdiction and Venue. This Agreement will be construed and enforced in accordance with the substantive laws of the State of Delaware without reference to principles of conflicts of law. EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN DELAWARE, IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND TO THE RESPECTIVE COURT TO WHICH AN APPEAL OF THE DECISIONS OF ANY SUCH COURT MAY BE TAKEN, AND EACH PARTY AGREES NOT TO COMMENCE, OR COOPERATE IN OR ENCOURAGE THE COMMENCEMENT OF, ANY SUCH PROCEEDING, EXCEPT IN PROCEEDING WILL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY JURISDICTION BY SUIT IN SUCH A COURT. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE THEREIN OF SUCH A PROCEEDING.

5.4 Successors and Assigns. This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by any Investor (except by any Investor to any of its Affiliates subject to the agreement by such Affiliate(s) to be bound by this Agreement as Investor(s)) or Licensor without the prior written consent of the Company; provided that, any transfer by an Investor of any rights, duties and obligations hereunder to an assignee or transferee who acquires at least 300,000 shares of Registrable Securities (as adjusted for any stock combination, stock split, stock dividend, recapitalization or other similar transaction) and that complies with the provisions of Sections 2.8 and 2.12 of this Agreement shall not require prior consent of the Company; provided further that, upon not less than ten (10) business days’ prior notice to the Company and subject to the agreement by Osage University Partners (“Osage”) to be bound by this Agreement as a Licensor and the provision of evidence as may be reasonably requested by the Company evidencing Osage’s status as an “accredited investor” as defined in Rule 501 promulgated under the Securities Act, Rutgers, The State University of New Jersey may assign and transfer to Osage the Company’s right of first refusal as a Licensor under Section 4, without any further right of assignment or transfer on the part of Osage. Any attempt by an Investor or Licensor to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement other than in accordance with the immediately preceding sentence shall be void. Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

5.5 Entire Agreement. This Agreement and the exhibits hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof. No party hereto shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein.

5.6 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

5.7 Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

5.8 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

5.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties that execute such counterparts, and all of which together shall constitute one instrument.

5.10 Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

5.11 Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

5.12 Conflict. In the event of any conflict between the terms of this Agreement and the Company’s certificate of incorporation or its bylaws, the terms of the Company’s certificate of incorporation or its bylaws, as the case may be, will control.

5.13 Attorneys’ Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

5.14 Aggregation of Stock. All shares of Company equity held or acquired by a Holder and/or its Affiliates shall be aggregated together for the purpose of determining the availability of any rights and any obligations under this Agreement, and such affiliated persons may apportion such rights and obligations as among themselves in any manner they deem appropriate.

5.15 Jury Trial. EACH PARTY HERETO AND ANY OTHER PERSON CLAIMING ANY RIGHTS HEREUNDER, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

5.16 Amendment and Restatement of Prior Agreement. The Prior Agreement is hereby amended in its entirety and restated herein. All provisions of, rights granted and covenants made in the Prior Agreement are hereby waived, released and superseded in their entirety and shall have no further force or effect.

(signature page follows)

The parties are signing this Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

PMV PHARMACEUTICALS, INC.
a Delaware corporation

By:	/s/ David H. Mack, Ph.D.

David H. Mack, Ph.D.

Chief Executive Officer and President

The parties are signing this Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

PURCHASER

WELLINGTON BIOMEDICAL
INNOVATION MASTER INVESTORS
(CAYMAN) I L.P.

By:	Wellington Management Company LLP, as investment adviser

By:	/s/ Peter N. McIsaac
Name:	Peter N. McIsaac
Title:	Managing Director & Counsel

The parties are signing this Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTOR

BOXER CAPITAL, LLC

By:	/s/ Aaron Davis
Aaron Davis, Chief Executive Officer

The parties are signing this Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

PURCHASER

AVORO LIFE SCIENCES FUND LLC

By:	/s/ Scott Epstein
Scott Epstein, Partner, Chief Financial
Officer and Chief Compliance Officer

The parties are signing this Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

PURCHASER

BLACKWELL PARTNERS LLC – SERIES A

By:	/s/ Abayomi A. Adigun
Printed Name:	Abayomi A. Adigun
Investment Manager
DUMAC, Inc.
Title:	Authorized Agent

By:	/s/ Jannine M. Lall
Printed Name:	Jannine M. Lall
Head of Finance & Controller
DUMAC, Inc.
Title:	Authorized Agent

The parties are signing this Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

PURCHASER

RA CAPITAL NEXUS FUND, L.P.

By:	RA Capital Nexus Fund GP, LLC, its General Partner

By:	/s/ Rajeev Shah
Name:	Rajeev Shah
Title:	Manager

The parties are signing this Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

PURCHASER

RA CAPITAL HEALTHCARE FUND, L.P.

By:	RA Capital Healthcare Fund GP, LLC, its General Partner

By:	/s/ Rajeev Shah
Name:	Rajeev Shah
Title:	Manager

The parties are signing this Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

PURCHASER

THE BIOTECH GROWTH TRUST PLC

By:	OrbiMed Capital LLC, solely in its Capacity as Portfolio Manager

By:	/s/ Geoffrey Hsu
Name:	Geoffrey Hsu
Title:	Member

The parties are signing this Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

PURCHASER

ORBIMED GENESIS MASTER FUND,
L.P.

By:	OrbiMed Genesis GP LLC, its General Partner

By:	OrbiMed Advisors LLC, its Managing Member

By:	/s/ Carl Gordon
Carl Gordon, Member

The parties are signing this Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

PURCHASER

ORBIMED PRIVATE INVESTMENTS V, LP

By:	OrbiMed Capital GP V LLC, its
General Partner

By:	OrbiMed Advisors LLC, its Managing
Member

By:	/s/ Carl Gordon
Carl Gordon, Member

The parties are signing this Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTOR

VIKING GLOBAL OPPORTUNITIES
ILLIQUID INVESTMENTS SUB- MASTER LP

By:	Viking Global Opportunities Portfolio
GP LLC, its General Partner

By:	/s/ Matthew Bloom
Matthew Bloom, Authorized Signatory

The parties are signing this Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTOR

NEXTECH V ONCOLOGY S.C.S.,
SICAV-SIF

By:	NEXTECH V GP S.A.R.L., its Manager

By:	/s/ Thomas Lips
Printed Name:	Thomas Lips
Title:	Manager

By:	16/07/2020
Printed Name:
Title:

The parties are signing this Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTOR

NEXTECH V ONCOLOGY S.C.S.,
SICAV-SIF

By:	NEXTECH V GP S.A.R.L., its Manager

By:	/s/ Dalia Bleyer
Printed Name:	Dalia Bleyer
Title:	Manager

By:
Printed Name:
Title:

The parties are signing this Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTOR

MVA INVESTORS, LLC

By:	/s/ Aaron Davis
Aaron Davis, Chief Executive Officer

The parties are signing this Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTOR

WS INVESTMENT COMPANY, LLC
(2013A)

By:	/s/ James A Terranova
James A Terranova, Director

The parties are signing this Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTOR

WS INVESTMENT COMPANY, LLC
(2017A)

By:	/s/ James A Terranova
James A Terranova, Director

The parties are signing this Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTOR

WS INVESTMENT COMPANY, LLC
(2014A)

By:	/s/ James A Terranova
James A Terranova, Director

The parties are signing this Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTOR

OSAGE UNIVERSITY PARTNERS I, L.P.

By:	Osage University GP, L.P., its General
Partner

By:	Osage Partners, LLC, its general partner

By:	/s/ William Harrington
William Harrington, Member

The parties are signing this Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTOR

WS INVESTMENT COMPANY, LLC
(2019A)

By:	/s/ James A Terranova
James A Terranova, Director

The parties are signing this Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTOR

INTERWEST PARTNERS X, L.P.

By:	/s/ Khaled A. Nasr
Khaled A. Nasr, Venture Member

The parties are signing this Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTOR

TOPSPIN BIOTECH FUND II, L.P.

By:	LG Management LLC, its General
Partner

By:	/s/ Steven J. Winick, J.D.
Steve Winick, J.D., Managing Director